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                                                                   Exhibit 10.18


                                    ENGAGEMENT AGREEMENT


THIS AGREEMENT is made the 5th day of December 2003


BETWEEN:          CONSOLIDATED WATER CO. LTD.,
                  a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road P.O. Box 1114 GT, Grand Cayman, B.W.I.
                  ("the Company")

AND:              FREDERICK W. MCTAGGART
                  of P. O. Box 321SAV, Grand Cayman, B.W.I.
                  ("the President")


IT IS HEREBY AGREED:-

ENGAGEMENT

1. Subject to satisfaction of the condition precedent in Clause 11 on or before December 31, 2003, the President is engaged as President and Chief Executive Officer of the Company for three (3) years commencing on the 1st day of January, 2004 subject to the termination provisions set out in Clauses 18 and 19 hereof and to the extension provisions set out in Clause 19 hereof.

REMUNERATION

2. The President's remuneration will be US$200,000.00 per annum, payable monthly in arrears.

3. In addition, during the term of this Agreement, the Company will pay the full cost of providing medical Insurance, as generally provided for the Company's employees from time to time, for the President and his immediate family.

4. In addition, during the term of this Agreement, the Company will make contributions to a pension scheme, of the President's choice but approved pursuant to the National Pensions Law of the Cayman Islands, in the same manner and on the same basis as it makes contributions, from time to time, in respect of its other employees pursuant to the National Pensions Law.



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5.       The President's remuneration will be reviewed by the Company's Board of
         Directors (the "Board") as of January 1st each year who may grant an increase but shall not reduce the President's salary below the level set out in Clause 2 hereof.

6. Further, for each completed financial year beginning with the financial year 2004, not later than 28th February following the end of each financial year, the President will be paid a bonus calculated as follows;

         (a)      PERFORMANCE BONUS
                  2% of the net profit of the Company (calculated before charging this bonus and before charging dividends or crediting any amount accruing from the re-valuation of the Company's assets) to a maximum of 50% of the remuneration set out in Clause 2 (as adjusted by Clause 5); and

         (b)      INCREMENTAL BONUS
                  5% of the amount, if any, by which the net profits (calculated as in clause 6(a)) of the Company for that financial year exceeds the highest annual net profit earned by the Company in any prior financial year.

         The aggregate of the Performance Bonus and the Incremental Bonus, if any, calculated aforesaid shall be paid as to 75% in cash and, subject to approval of the members of the Company at the Company's next annual general meeting, as to 25% in ordinary shares of the Company valued at the market price at the close of trading of the same on December 31st of the relevant financial year (or if such day is not a trading day, at the close of trading on the preceding trading day). If such approval is not obtained, the aggregate of the Performance Bonus and the Incremental Bonus shall be paid entirely in cash.

RESPONSIBILITIES

7.       The President's work will be performed mainly in West Bay, Grand
         Cayman.

         The Company reserves the right to transfer the President to any other place of business which it may establish in the Cayman Islands.

         The Company will provide the President with a motor vehicle which, in the sole opinion of the Company, is suitable for the discharge of the President's duties hereunder.




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8.       The President shall devote substantially the whole of his time as is necessary to perform his functions hereunder and shall use his best endeavors to promote the Company's interests and welfare.

         The President shall perform the duties commonly performed by a President/Chief Executive Officer of a publicly listed company and also the duties reasonably required of and assigned to him by the Board which he shall discharge in accordance with directions of the Board. Without limiting the generality of the foregoing, the President shall serve on the board of directors of such subsidiaries or affiliates of the Company as the Board may direct.

         The President shall perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (save on bank holidays) but he accepts that his duties, which include traveling on the Company's business both within the Cayman Islands and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and bank and public holidays.

         The President shall report to the Board, diligently follow and implement all management policies and decisions which the Board communicates to him, prepare and forward in a timely manner all reports and accountings the Board requests and generally be responsible for the effective operation of the Company in accordance with pre-agreed financial and operating budgets.

         The President shall not directly or indirectly engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company.

9. In case of inability to work due to illness or injury, the President shall notify the Company immediately and produce a medical certificate for any absence longer than ten working days.

10. The President is entitled to up to ten (10) days sick leave per year without a medical certificate.

11. This Agreement is conditional upon the President undergoing a medical examination in such form as is usual and customary in the Cayman Islands, the results of which demonstrate to the Board's satisfaction that the President is capable of performing the responsibilities set forth in Clauses 7 and 8. The Company will meet the cost of such medical




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         examination, or any amounts not covered by the Company's health insurance plan.

HOLIDAYS

12. The President is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:-

         (a)      all public holidays in the Cayman Islands, and

         (b) four (4) weeks vacation to be taken at a time to be approved by the Board.

REIMBURSEMENT OF EXPENSES/FEES EARNED

13.      (a)      All expenses for which the President claims reimbursement
                  shall be in accordance with any policies established by the Board from time to time and shall be within the operating budgets approved by the Board. The Company shall reimburse the President for the costs incurred by the President in his performance of the Capacity on production of the necessary vouchers or, if he is unable to produce vouchers, on the President proving, to the Board's satisfaction, the amount he has spent for those purposes.

         (b) All fees and payments received by the President for or in relation to acting as director or officer of a subsidiary or affiliate of the Company shall be the property of the Company and the President shall account to the Company for the same.

NON-COMPETITION

14. The President agrees, as a separate and independent agreement, that he will not during any period for which he has been remunerated hereunder, whether for his own account or for the account of any other person, firm or company during the term of this Agreement, either alone or jointly with or as manager, agent for or employee of or as consultant to any person, company or firm, directly or indirectly, carry on or be engaged or concerned or interested in any person firm or entity who conducts business identical to or similar to that conducted by the Company in any jurisdiction in which the Company carries on business (whether directly or indirectly).




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COMPANY INFORMATION, DOCUMENTS, CONFIDENTIALITY, AND NON-SOLICITATION

15 (a) All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business or opportunities which the President keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property both during the term of this Agreement and after the termination or expiration hereof;

         (b) If this Agreement is terminated for any reason, or if the Company at any time requests, the President must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company, provided, however, that should the President require access to copies of such documents for any reasonable purpose, the Company shall provide the same at his request;

         (c) The President shall not, at any time during the term of this Agreement or after it's termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavour to entice away from the Company any person, firm or company who, at any time during the currency of this Agreement were employees, customers or suppliers of or were in the habit of dealing with the Company.

16. Except where such information is a matter of public record or when required to do so by law, the President must not, either before or after this Agreement ends, disclose to any person any information relating to the Company or its customers of which he becomes possessed while acting as President.

TERMINATION

17. This Agreement shall terminate and, except to the extent previously accrued, all rights and obligations of both parties under it shall cease if any of the following events occurs:-

         (a)      The President dies.

         (b) The President is adjudicated bankrupt or makes any arrangement or composition with his creditors.



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         (c)      On the 31st of December of any year in which the Company does not extend the term of this Agreement in accordance with Clause 19 hereof.

         (d) The President gives six (6) months written notice of termination to the Company.

18.      (a)      The Company may, by written notice, terminate this Agreement with immediate effect if the President conducts himself in a manner that would justify immediate dismissal of an employee in accordance with the Labour Law and, except to the extent previously accrued, all rights and obligations of both parties under this Agreement shall cease.

         (b) If through physical or mental illness, the President is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company shall be conclusive, the President shall be relieved of his duties and his salary shall be reduced to US$1,000.00 per annum and his bonus entitlement suspended, and the Company shall continue to pay the full cost of providing medical insurance for the President and his immediate family together with pension contributions (such contributions to be based on the pension contribution made on behalf of the President for the previous financial year of the Company) for a period of two years at which time his employment shall be terminated.;

EXTENSION

19. On or before June 30th of each year during the term of this Agreement (or any extension thereof), the Board shall determine whether to extend the term of this Agreement, and if the Board so determines, the term of this Agreement shall be extended such that the term shall be for three
         (3) years from January 1st of the next following year.

         In the event that the Board determines not to extend the Agreement in any year, the term of the Agreement shall expire on December 31st of that year and the Company, on that date, shall pay to the President, in cash, twice the annual remuneration as set out in Clause 2 as adjusted by Clause 5 hereof.



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NOTICES

20. Any notice to be served under this Agreement must be in writing and shall be deemed to be duly served if it is handed personally to the Secretary of the Company or to the President as the case may be, or if it is sent by registered post to the address at the head of this Agreement. A notice sent by post shall be deemed to be served on the third day following the date on which it was posted.

PREVIOUS AGREEMENTS SUPERCEDED

21. This Agreement supersedes all prior contracts and understandings between the parties save that benefits earned or accrued under prior contracts shall not be extinguished or affected except that the words "average closing market price of the Company's Ordinary Shares on each of the first seven trading days in the month of October" in Clause 5 of the Engagement Agreement dated July 12, 2000 shall be replaced with the words "closing market price of the Company's Ordinary Shares on December 31st" as they relate only to the options granted pursuant to that Engagement Agreement in respect of the calendar year 2003.

         No change or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom it is sought to be enforced.

HEADINGS

22. The headings herein are included for convenience only and have no legal effect.

APPLICABLE LAW AND JURISDICTION

23. This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands to the jurisdiction of the courts of which the parties hereby agree to submit. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid. If any provision of this Agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity shall not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.



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EXECUTED FOR AND ON BEHALF OF          CONSOLIDATED WATER CO.
CONSOLIDATED WATER CO LTD.             LTD.

BY:
IN THE PRESENCE OF:

/s/ illegible                          /s/ Rick Finlay
----------------------------------     -----------------------------------------
WITNESS                                DIRECTOR


EXECUTED BY FREDERICK W. MCTAGGART
IN THE PRESENCE OF:


/s/ Tracey Ebanks                      /s/ Frederick McTaggart
----------------------------------     -----------------------------------------
WITNESS                                FREDERICK W. MCTAGGART
Tracey Ebanks






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